UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Crexendo, Inc. ®
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Crexendo, Inc.
1615 South 52nd Street
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 12, 2013

The annual meeting of stockholders of Crexendo, Inc. will be held at our corporate headquarters located at 1615 South 52nd Street, Tempe, AZ, 85281 on June 10, 2013 at 2:00 p.m., local time.

The purpose of the meeting is to consider, discuss and vote upon the following proposals:

●	To elect three Class II directors, each for a term of two years, expiring at our annual meeting of stockholders to be held during 2015 or until a successor has been duly elected and qualified;

●	To consider and act upon a proposal to approve the 2013 Long-Term Incentive Plan (the “Plan”);

●	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2013;

●	To consider and vote upon a proposal to decrease the authorized number of shares of our common stock from 100,000,000 to 25,000,000;

●	To consider and vote upon a proposal for advisory approval of the compensation of the Company’s named executive officers;

●	To consider and vote upon a proposal for advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers; and

●	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

The four proposals described above are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 11, 2013 may vote at the meeting or any adjournment or postponement of the meeting.

Your vote is important.  Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

By order of our Board of Directors,

By:	/s/ Jeffrey G. Korn
Jeffrey G. Korn, Secretary

April 29, 2013

Crexendo, Inc.
1615 South 52nd Street
Tempe, Arizona 85281
_____________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held June 10, 2013
_____________________

SOLICITATION AND REVOCABILITY OF PROXY
General

We are furnishing you this proxy statement in connection with the solicitation by our Board of Directors of proxies from holders of outstanding shares of our common stock, to be voted at our annual meeting of stockholders to be held on June 10, 2013 at 1615 South 52nd Street, Tempe, AZ, 85281, at 2:00 p.m. local time, and at any and all postponements or adjournments thereof.  This proxy statement and the enclosed form of proxy card are being first mailed or made available to our stockholders on or about April 29, 2013.

The purpose of the meeting is to consider, discuss and vote on the following proposals:

●	To elect three Class II directors, each for a term of two years, expiring at our annual meeting of stockholders to be held during 2015 or until a successor has been duly elected and qualified;

●	To consider and act upon a proposal to approve the 2013 Long-Term Incentive Plan (the “Plan”);

●	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2013;

●	To consider and vote upon a proposal to decrease the authorized number of shares of our common stock from 100,000,000 to 25,000,000;

●	To consider and vote upon a proposal for advisory approval of the compensation of the Company’s named executive officers;

●	To consider and vote upon a proposal for advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers; and

●	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

We use several abbreviations in this proxy statement. We may refer to our company as “us,” “we,” “Crexendo” or the “company.”  The term “meeting” generally refers to our 2013 Annual Meeting of Stockholders and references to our “Board” refer to our Board of Directors.

The enclosed annual report to stockholders is not to be regarded as proxy soliciting material.  If you would like an additional copy of the enclosed annual report, please contact us at 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations, telephone: (602) 714-8500.

Record Date and Voting Securities

Our Board has fixed the close of business on April 11, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.  Only holders of record of our common stock on April 11, 2013 (the “Record Date”) are entitled to vote at the meeting.  If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.  Each holder of record of our common stock at the close of business on the Record Date is entitled to one vote per share on each matter to be voted upon by our stockholders at the meeting.  As of the Record Date there were 10,814,388 shares of common stock issued and outstanding.

Voting and Revocability of Proxies

Our Board is soliciting the accompanying proxy for use at the meeting.  Stockholders of record as of the Record Date can vote their proxy via one of three ways.  It is not necessary to mail your proxy card if you are voting by internet or fax.  If you have questions in regards to your proxy, or need assistance in voting, please contact our independent proxy tabulator, Issuer Direct Corp. at 866.752.8683, proxy@iproxydirect.com.

VOTE BY MAIL: Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
VOTE BY FAX: Please mark, sign and date this proxy card promptly and fax to 202-521-3464.
VOTE BY INTERNET: www.iproxydirect.com

If you submit a proxy using one of the methods described above, your proxy may be revoked at any time prior to its use by: (1) delivering to our secretary a signed notice of revocation or a later dated proxy, (2) attending the meeting and voting in person, or (3) giving notice of revocation of the proxy at the meeting.  Attendance at the meeting will not in itself constitute the revocation of a proxy.  Prior to the meeting, any written notice of revocation should be sent to Crexendo, Inc., 1615 South 52nd Street, Tempe, AZ, 85281 Attention: Corporate Secretary.  Any notice of revocation that is delivered at the meeting should be hand delivered to our corporate secretary before the vote is taken. A stockholder may be requested to present identification documents for the purpose of establishing such stockholder’s identity.  The last valid vote you submit chronologically will supersede your prior vote(s).

Shares of our common stock, represented by properly executed proxies, will be voted in accordance with the instructions indicated on such proxies.  If no specific instructions are given, the shares will be voted FOR the election of each of the nominees for director set forth herein and FOR ratification of the appointment of Deloitte & Touche, LLP to serve as our independent registered public accounting firm for our year ending December 31, 2012 and FOR ratification of the proposal to reduce the number of authorized shares available.  In addition, if other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.  We are not aware of any other matters to be submitted to a vote of stockholders at the meeting.

One or more inspectors of election, duly appointed for that purpose, will count and tabulate the votes cast and report the results of the votes at the meeting to our management.  Your vote at the meeting will not be disclosed except as needed to permit the inspector to tabulate and certify the votes, or as is required by law.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

At the meeting, the inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders.  The holders of a majority of the total number of outstanding shares of our common stock that are entitled to vote at the meeting (at least 5,407,169 shares) must be present in person or by proxy in order to have the quorum that is necessary for the transaction of business at the meeting.  Shares of our common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

The nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy at the meeting, will be elected.  Abstentions and broker ‘‘non- votes’’ are not counted for purposes of the election of directors. A “non-vote” occurs, with respect to a proposal, when a broker or nominee holding shares for a beneficial owner does not have discretionary voting power and has not received instructions from the beneficial owner.  Approval of the proposal to approve our 2013 Long-Term Incentive Plan (the “Plan”) requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Approval of the proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Approval of the proposal to decrease the authorized number of shares of our common stock from 100,000,000 to 25,000,000 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Advisory approval of the proposal for compensation of the Company’s named executive officers requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Advisory approval of the proposal for the frequency of advisory approval of compensation of the Company’s named executive officers requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Abstentions and broker “non-votes” will not affect the outcome of the vote on those five proposals.  A broker ‘‘non-vote’’ is not counted for purposes of approving a proposal.  Stockholders have no dissenters’ or appraisal rights in connection with the proposals to be presented at the meeting.

Expense of Solicitation of Proxies

We will pay the cost of soliciting proxies for the meeting.  In addition to solicitation by mail, our directors, officers and employees, without additional pay, may solicit proxies by telephone, telecopy, e-mail or in person.  Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing.

___________

PROPOSAL I
ELECTION OF DIRECTORS
___________

At the meeting, three Class II directors are to be elected for a term ending at the 2015 annual meeting of our stockholders, or until each of their respective successors has been duly elected and qualified.  Our bylaws provide for a classified board (also known as a “staggered board”), with the directors in each class serving a two-year term.  One-half of the directors are elected at each annual meeting of stockholders. The Class II directors elected at the meeting will serve until our 2015 annual meeting of stockholders.

We intend that valid proxies received will be voted, unless contrary instructions are given, to elect the three nominees named in the following table to serve as Class II directors.  Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our Board, to the extent consistent with our certificate of incorporation and our bylaws.

Nominees

Our Board has nominated the following individuals to serve as Class II directors until our 2015 annual meeting of stockholders or until their respective successors are elected.  Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected.

Director Name	Age	Class/Term
Anil Puri	64	II / 2015
Craig Rauchle	57	II / 2015
Robert Kamm	55	II / 2015

The Board of Directors recommends a vote “FOR”
all of the director-nominees identified above.

Information Concerning Directors

Set forth in the table below are the names, ages and positions of each person nominated by our Board for election as a director, each person whose term of office as a director will continue after the meeting and each of our current executive officers.  None of our directors or executive officers has any family relationship to any other director or executive officer.

Name	Age	Position
Steven G. Mihaylo	69	Chairman of the Board, Chief Executive Officer
Craig Rauchle	57	Director
Robert Kamm	55	Director
David Williams	58	Director
Anil Puri	64	Director
Todd Goergen	40	Director

Set forth below is a brief description of the business experience for at least the previous five years of our nominees for director, our incumbent directors and our other executive officers.

Directors Standing for Election

Anil Puri

Dr. Puri is the Dean of the College of Business and Economics at California State University, Fullerton and co-director of its Institute for Economic and Environmental Studies. Prior to becoming Dean in 1998, Dr. Puri was department chair and professor of economics at California State University, Fullerton. Dr. Puri is a noted economist and scholar who has served as the Executive Vice President of the Western Economic Association International, the second largest professional association of economists in the United States and is a member of the American Economic Association, the National Association of Business Economists, and a board member of St Jude Medical Center in Fullerton, California.  Mr. Puri is a Class II director and his term will expire at the meeting.  Mr. Puri is nominated for a term which would expire at our 2015 annual meeting of stockholders.

Dr. Puri brings to the Board extensive business and financial experience. Dr. Puri has previously served and counseled public boards and he is a panel member of the National Association of Business Economists' Survey of Economic Conditions.

Craig Rauchle

Mr. Rauchle has been a director of the company since November 2006.  In April 2008, Mr. Rauchle formed The Rauchle Group, LLC which provides business consulting services.  Beginning in April 2005, Mr. Rauchle was President of Inter-Tel, which was acquired in August 2007 by Mitel Networks, Inc., and he served as President of Mitel US through April 2008.  Mr. Rauchle was previously appointed Chief Operating Officer of Inter-Tel in August 2001. In this capacity Mr. Rauchle was responsible for Inter-Tel’s sales and sales support functions, operations, technical support, marketing, procurement, distribution and research and development activities. Prior to his appointment as Chief Operating Officer of Inter-Tel, Mr. Rauchle held a variety of positions with Inter-Tel including Senior Vice President and President of Inter-Tel Technologies, Inc., a wholly owned sales subsidiary of Inter-Tel.  Mr. Rauchle joined Inter-Tel in 1979 as Branch General Manager of the Denver Direct Sales Office and in 1983 was appointed Central Regional Vice President and subsequently Western Regional Vice President. From 1990 to 1992, Mr. Rauchle served as President of Inter-Tel Communications, Inc., a subsidiary of Inter-Tel. Mr. Rauchle holds a bachelor of arts degree in communications from the University of Denver.   Mr. Rauchle is a Class II director and his term will expire at the meeting.  Mr. Rauchle is nominated for a term which would expire at our 2015 annual meeting of stockholders.

Mr. Rauchle brings to the Board executive leadership experience, including his service as a President of a public company, along with extensive expertise and sales and industry experience.

Robert Kamm

Mr. Kamm has served as a director of the company since September 2005.  Mr. Kamm has over 20 years of experience in large and small companies and since February 2003, has been the President, Chief Executive Officer and director of Viewpoint Capital, Inc., a provider of management consulting, investment banking and real estate financial services.   In addition, Mr. Kamm operated his own investment banking firm from 1987 to 1988 and previously worked in various capacities for TransDecisions, Inc., Union Bank, Ernst & Whinney and General Motors.  Mr. Kamm holds a masters of business administration degree in finance from UCLA and a bachelor of science degree in marketing and economics from Alfred University.  Mr. Kamm is a Class II director and his term will expire at the meeting. Mr. Kamm is nominated for a term which would expire at our 2015 annual meeting of stockholders.

Mr. Kamm brings to the Board executive leadership experience, including his management of several technology public companies. Mr. Kamm has extensive sales and marketing experience.

Incumbent Directors

David Williams

Mr. Williams has been a director of the company since May 2008.  Since 2004, Mr. Williams has served as the Chairman and Chief Executive Officer at Equity Management Group, which provides asset management, tax consulting and financing for EMG-Lakewater LLC.  From 1996 to 2004, Mr. Williams acted as an independent consultant in taxation, real estate transactions and venture capital. Mr. Williams served as Chief Financial Officer and tax counsel at Wilshire Equities Corp., from 1987 to 1990 and as President from 1990 to 1996. From 1980 to 1987, Mr. Williams rose from a junior staff member to director position at Arthur Young & Co., a public accounting firm.   The Board recognizes Mr. Williams’ business, finance and tax experience and values his contributions to Board discussions and to the Company.  Mr. Williams is a certified public accountant in California and Nevada and holds a juris doctorate degree in law and taxation from the McGeorge Law School at University of the Pacific. Mr. Williams graduated from Stanford University with a masters of science degree in engineering finance and a bachelor of science degree in biological science with honors. Mr. Williams is a Class I director and his term will expire at our 2014 annual meeting of stockholders.

Todd Goergen

Mr. Goergen has been a director of the company since November 2006 and served as Chairman of the Board from August 2007 to November 2010.  Mr. Goergen has served as Managing Member of Ropart Asset Management, LLC (“RAM”) since 2001.  RAM makes direct investments in small to mid-size companies. In addition, Mr. Goergen is a Managing Member of Ropart Investments, LLC, a private investment partnership. Between 1999 and 2000, Mr. Goergen was the Director of Acquisitions and Corporate Development at Blyth, Inc., a designer and direct marketer of home decorative and fragrance products.  From 1994 to 1999, Mr. Goergen was an Associate/Analyst in the Mergers and Acquisitions Group of Donaldson, Lufkin & Jenrette, an investment banking firm. The Board recognizes the breadth and depth of Mr. Goergen’s considerable business and investment experience.  The Board values Mr. Goergen’s prior contributions as Chairman of the Board and the insights and skills he brings to Board discussions.  Mr. Goergen received his degree in economics and political science in 1994 from Wake Forest University.  Mr. Goergen is the Chairman of Digital Traffic Systems, Inc., a business consulting firm, Chairman of the Board of QCL Holdings, Inc., a leading provider of independent laboratory testing services in the Eastern U.S. and Chairman of the Board of Visalus Holdings, LLC, a producer and marketer of weight management and nutritional supplements.  Mr. Goergen is a Class I director and his term will expire at our 2014 annual meeting of stockholders.

Steven G. Mihaylo

Mr. Mihaylo was appointed our Chief Executive Officer in 2008 and Chairman of the Board in November 2010. Mr. Mihaylo is the former Chairman and Chief Executive Officer of Inter-Tel, Incorporated (“Inter-Tel”), which he founded in 1969 and where he continued to serve until 2007. Mr. Mihaylo led the development of Inter-Tel from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel to Francisco Partners, a private equity firm, for approximately $720 million in 2007, Mr. Mihaylo grew the business to nearly $500 million in annual sales.  The Board nominated Mr. Mihaylo to the Board in party because he is the Chief Executive Officer of the Company and has more than 40 years of experience in the industry in which the Company competes.  Mr. Mihaylo is the only officer of the Company nominated to serve as a director, and he plays a critical role in communicating the Board’s expectations, concerns, and encouragement to the Company’s employees.  Mr. Mihaylo performs an extremely valuable role as the Chairman of the Board and is a tremendous asset to the Company.

Mr. Mihaylo was awarded an honorary PhD from California State University - Fullerton and received a bachelor of arts in business administration in accounting & finance from California State University, Fullerton in 1969. The College of Business and Economics at California State University, Fullerton was renamed the Steven G. Mihaylo College of Business and Economics in 2008.  Mr. Mihaylo has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mr. Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors of the Big Bear High School Education Foundation and on the Dean’s Advisory Board of California State University, Fullerton.  Mr. Mihaylo is a Class I director and his term will expire at our 2014 annual meeting of stockholders.

CORPORATE GOVERNANCE

Board Meetings

During the year ended December 31, 2012, our Board met five times. Each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he served during the year ended December 31, 2012.  All of our directors are invited, but not required, to attend the annual meeting.  Two directors attended the 2012 annual meeting.

Information about Committees of our Board of Directors

Our Board of Directors has established three committees, the Audit Committee, comprised of Messrs. Williams (chairman), Goergen and Dr. Puri, the Compensation Committee comprised of Messrs. Goergen (chairman), Rauchle and Kamm, and the Nominating Committee, comprised of Messrs. Rauchle (chairman) Kamm, Goergen, and Williams.  Our Board of Directors has determined that each of these persons is “independent” under the rules of the New York Stock Exchange - MKT and applicable regulatory requirements.

Audit Committee

Mr. Williams serves as Chairman of our Audit Committee.  Our Audit Committee held four meetings during the year ended December 31, 2012 and operates under a charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006.  The charter is available on our website at www.crexendo.com.  Our Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our auditors relating to the auditors' judgments about the quality of our accounting policies and procedures, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

Our Board of Directors has determined that David Williams, Chairman of our Audit Committee, is an audit committee financial expert as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended.  No Audit Committee member serves on more than three publicly-traded companies.

Compensation Committee

Mr. Goergen serves as Chairman of our Compensation Committee.  The Compensation Committee held two meetings during the year ended December 31, 2012 and evaluates the performance of executives, pursuant to the Compensation Committee Charter, a copy of which is posted on our website at www.crexendo.com. The Compensation Committee recommends to our Board policies for executive compensation and approves the remuneration of all our officers, including our Chief Executive Officer. It also administers our stock option and incentive compensation plans and recommends the establishment of and monitors the compensation and incentive program for all our executives.

The Compensation Committee did not retain a compensation consultant during the years ended December 31, 2012 and 2011.

Our senior management works closely with the Compensation Committee to evaluate and recommend compensation for our other officers and employees. In addition, the CEO makes recommendations to the Compensation Committee regarding compensation for our other executives.

Nominating Committee

Craig Rauchle serves as the Chairman of our Nominating Committee.  Our Nominating Committee, which held one meeting since our last annual meeting, reviews and suggests candidates for election or appointment to our Board, and operates pursuant to our Nominating Committee Charter, a current copy of which is posted on our website at www.crexendo.com.  Our Nominating Committee may attempt to recruit persons who possess the appropriate skills and characteristics required of members of our Board.  Our Nominating Committee may use any reasonable means for recruitment of potential members including their own expertise or the use of one or more third-party search firms to assist with this purpose.

In the course of reviewing potential director candidates, the Nominating Committee considers nominees recommended by our stockholders.  When considering a potential candidate for service as a director, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria approved by our Board, all facts and circumstances that the Nominating Committee deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of our Board. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, demonstrate sound judgment and possesses the ability to effectively interact with other members of our Board to serve the long-term interests of our company and stockholders. In addition, the Nominating Committee may consider whether the nominee has direct experience in our industry or in the markets in which we operate and whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The procedures to be followed by stockholders in submitting such recommendations are described below in the section entitled “Submission of Securities Holder Recommendations for Director Candidates.”

Independence of our Board of Directors

Under the New York Stock Exchange - MKT Equities Stock Exchange listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board consults with our legal counsel to ensure that our Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the New York Stock Exchange MKT Equities Stock Exchange, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent auditors, our Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable rules of the New York Stock Exchange MKT Equities Stock Exchange: Mr. Goergen, Mr. Kamm, Mr. Williams, Mr. Rauchle and Dr. Puri. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Leadership Structure

Our Chief Executive Officer serves as the Chairman of the Board. We believe that this leadership structure is appropriate due to the nature of our business. Mr. Mihaylo’s experience in leadership positions throughout our company during his tenure, as well as his role in developing and executing the strategic plan, is critical to our future results. Mr. Mihaylo was able to utilize his in-depth knowledge and perspective gained in running our company to effectively and efficiently guide the full Board by recommending Board and committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and stockholders. Our Board believes this structure serves our stockholders by ensuring the development and implementation of our company’s strategies.

Risk Oversight

Our primary risk consists of managing our operations profitably within the environment of declining revenues.  Our Network Services segment has started a nationwide rollout of our products and services and our success is dependent on that being managed effectively. In general, our Board, as a whole and also at the committee level, oversees our risk management activities. Our Board annually reviews management’s long-term strategic plan and the annual budget that results from that strategic planning process. Using that information, our Compensation Committee establishes both the short-term and long-term compensation programs that include all our executives (including the named executive officers identified in the Summary Compensation Table on page 28 (the “NEOs”)). These compensation programs are ratified by our Board, as a whole. The compensation programs are designed to focus management on the performance metrics underlying the profitable operations of the Company, while limiting risk exposure to our company.  Our Board receives periodic updates from management on the status of our operations and performance (including updates outside of the normal Board meetings). Finally, as noted below, our Board is assisted by our Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight our Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of this code is posted on our website at www.crexendo.com. In the event that we amend or waive any of the provisions of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, we intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K by posting such information on our website.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for review and, as it determines appropriate, approval or ratification of “related-party transactions” between our company and related persons or entities, other than executive compensation decisions which are addressed by our Compensation Committee.  We have adopted policies and procedures that apply to any transaction or series of transactions in which our company or a subsidiary is a participant, the amount involved exceeds $10,000, and a related person or entity has a direct or indirect material interest. Our Audit Committee has determined that, barring additional facts or circumstances, a related person or entity does not have a direct or indirect material interest in any of the following categories of transactions:

●
any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed $10,000;

●
any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed $10,000;

●	compensation to directors, for service as directors, determined by our Board;
●	transactions in which all securities holders receive proportional benefits; or
●	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Transactions involving related persons or entities that are not included in one of the above categories are reviewed by our Audit Committee.  Our Audit Committee determines whether the related person or entity has a material interest in a transaction and may approve, not approve or take other action with respect to the transaction in its discretion.

Stockholder Communications

Stockholders and other interested parties who wish to communicate with non-management directors of the Company should send their correspondences to: Crexendo NonManagement Directors, Crexendo, Inc., 1615 South 52nd Street, Tempe, Arizona 85281, or by email to nonmanagementdirectors@crexendo.com.  All communications are forwarded directly to the appropriate non-management director.

Submission of Security Holder Recommendations for Director Candidates

All security holder recommendations for director candidates must be submitted in writing to the Secretary of our company, Jeffrey G. Korn, at 1615 South 52nd Street, Tempe, Arizona 85281, who will forward all recommendations to the Nominating Committee. All security holder recommendations for director candidates must be submitted to our company not less than 120 calendar days prior to the date on which the company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. All security holder recommendations for director candidates must include (1) the name and address of record of the security holder, (2) a representation that the security holder is a record holder of our security, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b), (2) of the Securities Exchange Act of 1934, (3) the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, (4) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for directors approved by our Board from time to time, (5) a description of all arrangements or understandings between the security holder and the proposed director candidate, (6) the consent of the proposed director candidate to be named in the proxy statement, to have all required information regarding such director candidate included in the applicable proxy statement, and to serve as a director if elected, and (7) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Director Compensation

Our non-employee directors receive a combination of cash and equity as compensation for their service to the company.  The annual pay package for non-employee directors is designed to attract and retain highly qualified professionals to represent our stockholders.  We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including Board and committee meetings. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by our directors.  Directors who are also employees receive no additional compensation for serving on our Board.  For the year ended December 31, 2012, non-employee director compensation consisted of the following.

Cash Compensation.   For the year ended December 31, 2012, all of our non-employee directors received a monthly cash retainer of $2,500.

Stock Options and Restricted Shares.   On March 1, 2012, we granted to each non-employee director an option to purchase 10,000 shares of common stock at an exercise price of $4.08, which price was not less than 100% of the fair market value of an underlying share of common stock on the date of grant.  Each such option was fully vested and exercisable on the date of grant. In conformity with accounting guidance, the option awards to our non-employee directors were valued using the Black-Scholes option-pricing model on the date of grant, which value was $1.69 per share.

The following table summarizes the compensation earned by and paid to our non-employee directors for the year ended December 31, 2012:

Director	Fees Earned or Paid in Cash	Option Awards (1)		All Other Compensation	Total
Todd Goergen	$30,000	$16,910	(2)	$-	$46,910
Craig Rauchle	30,000	16,910	(5)	25,000	71,910
Robert Kamm	30,000	16,910	(4)	-	46,910
David Williams	30,000	16,910	(2)	-	46,910
Anil Puri	30,000	16,910	(3)	-	46,910

(1)
Represents the dollar amount of all option awards recognized for financial statement reporting purposes for the year ended December 31, 2012 in accordance with accounting guidance.  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2012.

(2)	As of December 31, 2012, each of Messrs. Goergen and Williams held unexercised options to purchase an aggregate of 40,000 shares of our common stock.
(3)	As of December 31, 2012, Dr. Puri held unexercised options to purchase an aggregate of 60,000 shares of our common stock.
(4)	As of December 31, 2012, Mr. Kamm held unexercised options to purchase an aggregate of 45,000 shares of our common stock.
(5)
As of December 31, 2012, Mr. Rauchle held unexercised options to purchase an aggregate of 90,000 shares of our common stock.  Mr. Rauchle also received $25,000 in compensation under a consulting agreement.

———————
PROPOSAL II
PROPOSAL TO APPROVE THE 2013 LONG-TERM INCENTIVE PLAN
———————
Shareholders are asked to vote to adopt the 2013 Long-Term Incentive Plan (the “2013 Plan”).  The 2013 Plan would replace the 2003 Long-Term Incentive Plan (the “2003 Plan”) that was approved by the Company’s shareholders in 2003.  As of December 31, 2012, 653,224 shares remained available for grant under the 2003 Plan.  During the three months ended March 31, 2013, 27,474 stock options were forfeited by employees and 620,000 stock options were granted to directors and employees.  As of March 31, 2013, 60,698 remained available for future issuance.

The 2013 Plan would authorize grants of up to 4,000,000 shares.

If shareholders approve the 2013 Plan, the Company will issue no additional options or other awards under the 2003 Plan after the date of shareholder approval of the 2013 Plan; however, all then outstanding options, restricted stock and restricted stock units under the Prior Plans would remain outstanding.

The purpose of the 2013 Plan is to provide a compensation program that:

●	Rewards superior individual and company performance;

●	Attracts and retains management talent capable of achieving superior business results; and

●	Aligns the interests of Company managers with those of shareholders by linking a portion of their compensation directly to increases in shareholder value.

The Company has long had an ownership culture in which its officers, managers, key consultants and other key employees are granted stock options and other equity-based awards to align their interests with those of non-employee shareholders.  The Board believes the ownership culture at the Company motivates the achievement of superior performance, and also plays an essential role in retaining top talent.

The 2013 Plan would permit the Company to continue to use equity-based awards as an integral part of its compensation program.

The Board recommends a vote “FOR” the proposal to
approve the 2013 Long-Term Incentive Plan.

Summary of Material Features of the 2013 Plan

The following summary of the material features of the 2013 Plan is subject to the full text of the 2013 Plan that is contained in Appendix A to this Proxy Statement.

Plan Term:	Ten years from date of shareholder approval
Eligible Participants:	Employees, directors and consultants selected by the Compensation Committee or subcommittee thereof
Shares Authorized:	4,000,000 shares of Common Stock, subject to certain adjustments
Shares Authorized as a Percentage of Outstanding Common Stock:	Approximately ___________% at April 11, 2013
Recent Market Value per Share:	$2.58 (the closing sales price on The Market at April 9, 2013)

Award Types:
(1) Incentive stock options, (2) non-qualified stock options, (3) restricted stock, (4) restricted stock units, (5) other share-based awards, (6) stock appreciation rights and (7) performance awards.  Options are settled in shares of Company stock.

Limits on Option Term: Individual Limits On Awards:
The maximum permitted term of any stock option or stock appreciation right under the 2013 Plan is seven years.

No participant may be granted options and stock appreciation rights with respect to more than 750,000 shares in any 36-month period.  No participant may earn more than 500,000 shares in any 36-month period under restricted stock awards, restricted stock unit awards, other share-based awards, or performance awards that are intended to comply with the “qualified performance-based compensation” exception to Code Section 162(m).

Share Counting:	Shares subject to stock options and stock appreciation rights will reduce the shares available for awards by one share for every one share granted.

Restricted stock, restricted stock units and other awards (excluding options and stock appreciation rights) settled in shares of Common Stock will reduce the shares available for awards by 1.50 shares for every one share awarded.
Shares tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance and count against the pool of available shares.
Shares under cancelled, terminated, forfeited or expired awards under the 2013 Plan are added back to the available share pool.
Shares under cancelled, terminated, forfeited or expired awards under the Prior Plans are also added back to the maximum under the 2013 Plan.

Vesting:	Vesting will be determined by the Compensation Committee at time of each grant.

In the event of a change of control with respect to the Company, unless otherwise provided in the applicable award agreement: (i) stock options and stock appreciation rights become fully exercisable and performance awards, restricted stock and restricted stock units become fully vested if such awards are assumed or substituted for by the acquiring or successor company and the participant’s employment is terminated within 24 months of the change in control without “cause” or for “good reason”; or (ii) if not assumed or substituted for by the acquiring or successor company, become fully exercisable and vested upon the change in control.

On a change in control with respect to the Company, the Compensation Committee may settle awards for cash.

Deposits:	The Compensation Committee may require escrow deposits of Common Stock owned by the participant as a condition to restricted stock awards.
Not Permitted Without Shareholder Approval:
(1) Increases in the number of shares authorized, (2) Grants of stock options or stock appreciation rights having an exercise price below fair market value, 3) Repricing of stock options or stock appreciation rights, or (4) Changes to individual limits on awards intended to satisfy Code Section 162(m)

Eligibility.
Only employees, directors and consultants of the Company and its subsidiaries are eligible to receive awards under the 2013 Plan.  The Compensation Committee determines which persons receive awards.  The primary recipients of awards under the 2013 Plan will be our officers, other key employees, managers, directors and consultants.

Administration.
The 2013 Plan will be administered by the Compensation Committee.  The Compensation Committee has the authority to interpret and construe all provisions of the 2013 Plan and to make all decisions and determinations relating to the operation of the 2013 Plan, including the authority and discretion to: (i) select the individuals to receive stock option grants or other awards; (ii) determine the time or times when stock option grants or other awards will be granted and will vest; and (iii) establish the terms and conditions upon which awards may be exercised.

Duration.
The 2013 Plan will be effective on the date it is approved by the shareholders of the Company and continue until the tenth anniversary of such approval date.  If shareholder approval is not obtained, the 2013 Plan will be null and void.

Shares Subject to Plan.
Upon shareholder approval, 4,000,000 shares of Common Stock will be available for issuance under the 2013 Plan,   Any shares subject to options or stock appreciation rights will be counted against the shares available for issuance as one (1) share for every share subject thereto.  Any shares subject to awards other than options or stock appreciation rights will be counted against the shares available for issuance as 1.50 shares for every one (1) share subject thereto.  If an award under the 2013 Plan or Prior Plans terminates or is forfeited, expires or is settled in cash, the subject shares shall again be available for grant under the 2013 Plan (such shares, “Recycled Shares”).  To the extent that a share that was subject to an option or stock appreciation right under the 2013 Plan becomes a Recycled Share, the 2013 Plan will be credited with one (1) share.  To the extent that a share that was subject to an award (other than an option or stock appreciation right) under the 2013 Plan becomes a Recycled Share, the 2013 Plan will be credited with 1.50 shares.  However, the following types of shares underlying an award may not become again available for grant under the 2013 Plan: (i) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option or in satisfaction of any tax withholding obligation; (ii) shares repurchased by the Company with option proceeds; or (iii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

Additionally, awards and shares under a shareholder approved plan of an acquired company do not count against the 2013 Plan share maximum.

In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction (a “Recapitalization”), the maximum number of shares available for issuance under the 2013 Plan will be proportionately adjusted.

Awards Under the 2013 Plan.
The 2013 Plan provides for the following types of awards (“Awards”): (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units; (vi) other share-based awards, including grants of unrestricted stock; and (vii) performance awards.

Stock Options.
The Compensation Committee may from time to time award options to any participant subject to the limitations described above.  Stock options give the holder the right to purchase shares of the Common Stock within a specified time at a specified price.  Two types of stock options may be granted under the 2013 Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and non-qualified options, or “NSOs.”  Eligibility for ISOs is limited to employees of the Company and its subsidiaries.  The exercise price of an option cannot be less than the fair market value of a share of Common Stock at the time of grant.  The expiration dates of options cannot be more than seven years after the date of the original grant.  Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of the Company’s shareholders (i) lower the exercise price of an option after it is granted or  (ii) cancel an option when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award.  or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of The NYSE MKT exchange.  Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares.

Stock Appreciation Rights.
The Compensation Committee may grant stock appreciation rights under the 2013 Plan.  A stock appreciation right entitles the holder upon exercise to receive an amount in cash, shares of Common Stock, other property, or a combination thereof (as determined by the Compensation Committee), computed by reference to appreciation in the value of the Common Stock.  The grant date value of a stock appreciation right against which appreciation is determined cannot be less than the fair market value of a share of Common Stock at the time of grant except for subsequently granted tandem stock appreciation rights and stock appreciation rights granted in exchange for outstanding options.  The expiration date of a stock appreciation right cannot be more than seven years after the date of the original grant.  Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of the Company’s shareholders (i) lower the grant date value of a stock appreciation right after it is granted or (ii) cancel a stock appreciation right when the grant date value exceeds the fair market value of the underlying shares in exchange for another Award or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of The NYSE MKT exchange.  Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares.

Restricted Stock.
The Compensation Committee may grant restricted shares of Common Stock (“restricted stock”) to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee shall determine in its discretion.  Awards of restricted stock may be made in exchange for services or other lawful consideration.  Generally, awards of restricted stock are subject to the requirement that the shares be forfeited to the Company unless specified conditions are met relating to continued service or attainment of performance goals.  Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares.

Restricted Stock Units.
The Compensation Committee may grant units having a value equal to an identical number of shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee shall determine in its discretion.  If the vesting requirements specified by the Compensation Committee are met, the grantee of such units will receive shares of Common Stock, cash, other property, or any combination thereof, as determined by the Compensation Committee, equal to the fair market value of the corresponding number of shares of Common Stock.  A holder of restricted stock units has no voting rights or rights to receive dividends or dividend equivalent amounts with respect to such restricted stock units.

Other Share-Based Awards.
The Compensation Committee has the authority to create awards under the 2013 Plan, including awards of unrestricted stock, in addition to those specifically described in the 2013 Plan.  These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of Common Stock (or the cash equivalent of such shares).  These awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2013 Plan or cash awards made outside the 2013 Plan.  Each other share-based award will be evidenced by an award agreement that will specify terms and conditions as the Compensation Committee may determine.

Performance Awards.
The Compensation Committee may also make awards of performance shares, performance units, or performance-based cash bonuses, subject to the satisfaction of specified performance criteria.  Performance awards may be paid in shares of Common Stock, cash, other property, or any combination thereof, as determined by the Compensation Committee.

Dividends; Dividend Equivalents.
Awards other than options and stock appreciation right may, if determined by the Compensation Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of Common Stock covered by an award.  The Compensation Committee may provide that such amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award.  Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock unit or other share-based awards that are subject to the attainment of specified performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.

Section 162(m) Provisions.	Under Section 162(m) of the Code, the annual compensation paid to a publicly-traded corporation’s named executive officers (other than the principal or chief financial officer) may not be deductible to the extent it exceeds $1 million for any such named executive officer. However, we are able to preserve the deductibility of compensation provided in excess of $1 million to the extent the compensation is “qualified performance-based compensation” within the meaning of, and meeting the conditions set forth in, Section 162(m) of the Code and the regulations thereunder. With respect to compensation provided under the 2013 Plan, those conditions include shareholder approval of the 2013 Plan, setting limits on the number of awards that any individual may receive, and for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid.

Performance Criteria.
The 2013 Plan lists various performance criteria that the Compensation Committee may elect to apply to awards other than options and stock appreciation rights in order to qualify such awards as “qualified performance-based compensation” that is exempt from the deduction limit of Section 162(m) of the Code.  As to any award, the Compensation Committee may elect to apply any one or any combination of the following measures at the Company level or, if the Compensation Committee so determines, at a subsidiary, branch or divisional level:

Net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions);  and implementation, completion or attainment of measurable objectives with respect to commercialization, projects, service volume levels, acquisitions and divestitures; transactions; and recruiting and maintaining personnel.

Award Limitations.
 Subject to adjustment for a Recapitalization, no 2013 Plan participant may be granted: (i) options or stock appreciation rights during any rolling 36-month period with respect to more than 750,000 shares of Common Stock; or (ii) in the case of restricted stock, restricted stock units, other share-based awards or performance awards that are denominated in shares of Common Stock and are intended to qualify as “qualified performance based compensation” under Code Section 162(m), more than 500,000 shares of Common Stock in any rolling 36-month period (the “Limitations”).  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

Adjustments upon Change in Control.
In the event of a merger or other transaction that results in a “change in control” with respect to the Company, including the sale of all or substantially all of our assets, unless otherwise provided in the applicable award agreement, all outstanding awards shall vest and be exercisable if the successor corporation assumes or substitutes an equivalent award for each outstanding award and the participant’s employment terminates without “cause” or for “good reason” (as defined in the award agreement) within 24 months of such change in control.  Unless determined otherwise by the Compensation Committee, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, and the Compensation Committee may elect to terminate and cash-out such options and stock appreciation rights for their intrinsic value at the time of the change in control.

Nontransferability of Awards.
No awards under the 2013 Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, are transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant's lifetime only by the participant or the participant's estate, guardian or legal representative, except that the Compensation Committee may provide in an award agreement that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Compensation Committee.

Amendment and Termination.	The Board may, from time to time, alter, amend, suspend or terminate the 2013 Plan. No grants may be made under the 2013 Plan following the date of termination, although grants made prior to that date may remain outstanding following the termination of the 2013 Plan until their scheduled expiration date.

Certain Federal Income Tax Consequences

Tax Consequences to Participants.  The following is a brief summary of certain United States federal income tax consequences relating to awards under the 2013 Plan.  This summary is not intended to be complete and does not describe state, local, foreign, or other tax consequences.  The tax information summarized is not tax advice.

Nonqualified Stock Options (“NSOs”).  In general, (i) no income will be recognized by an optionee at the time an NSO is granted; (ii) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Common Stock and the fair market value of the shares, on the date of exercise; and (iii) at the time of sale of shares of Common Stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for more than one year.

Incentive Stock Options (“ISOs”).  No income will be recognized by an optionee upon the grant of an ISO.  In general, no income will be recognized upon the exercise of an ISO for regular income tax purposes.  However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item subject to or triggering alternative minimum tax.  If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no sale, transfer by gift or other disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares.  Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a stock appreciation right.  When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares of Common Stock or other property received on the exercise.

Restricted Stock.  The recipient of restricted shares of Common Stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”).  At such time, the recipient will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares).  However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares.  Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon whether the shares have been held for more than one year.  If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.  Generally, no income will be recognized upon the award of restricted stock units.  The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of Common Stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units).

Performance Awards.  No income generally will be recognized upon the grant of a performance award.  Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock or other property received.

Tax Consequences to the Company.  To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the amount (i) meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Code, and (iv) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Value of Benefits

The Company is unable to determine the amount of benefits that may be received by participants under the 2013 Plan if adopted, as grants of awards are discretionary with the Compensation Committee.

———————
PROPOSAL III
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
———————

At the meeting we will ask our stockholders to ratify the appointment of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2013. A representative of Deloitte may be present at the meeting, and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Approval of the proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2013 requires that the votes cast in favor of the proposal at the meeting must exceed the votes cast against the proposal.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2013.

Fees of Independent Registered Public Accounting Firm

We have set forth below the aggregate fees billed for professional services rendered to us by Deloitte for the years ended December 31, 2012 and 2011.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit Fees (1) (audit of our annual financial statements, review of our quarterly financial statements, review of our SEC filings and correspondence with the SEC)	$317,728	$327,351
Audit Related Fees (2) (primarily audit of our 401(k) plan)	16,000	15,315
Tax Fees (3) (domestic and international tax compliance)	6,800	26,881
All Other Fees	-	-

(1)
Audit Fees: Fees billed by Deloitte for professional services rendered for the audit and reviews of our financial statements filed with the SEC on Forms 10-K, 10-KT and 10-Q and reviews of our correspondence with the Securities and Exchange Commission.

(2)	Audit-Related Fees: Fees billed by Deloitte for all audit-related services, consisting principally of an audit of our 401(k) plan.
(3)	Tax Fees: Fees billed by Deloitte for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for the pre-approval of the scope of and fees for services in the defined categories of audit services, audit-related services, and tax services.  Pre-approval is usually provided by the Audit Committee on a project-by-project basis before the independent registered public accounting firm is engaged to provide that service, and for de minimus projects only, pre-approval is provided with a not-to-exceed fee level determined for a group of such de minimus projects. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to and ratified by the full Audit Committee at its next meeting.

________________________

PROPOSAL IV
APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
DECREASE AUTHORIZED COMMON STOCK
________________________

Our Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), to decrease the number of shares of our common stock authorized for issuance from 100,000,000 to 25,000,000 (the “Authorized Shares Amendment”).

We engaged in discussions with several stockholders regarding the appropriate amount of authorized shares of our common stock. Following these discussions, our Board of Directors determined to propose and recommend to stockholders at the 2013 annual meeting of stockholders a further decrease in the number of shares of our common stock authorized for issuance from 100,000,000 to 25,000,000.

If approved by stockholders, the Authorized Shares Amendment will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, which filing we expect to make promptly after receiving the approval of our stockholders.

As of April 11, 2013, we were authorized to issue up to 100 million shares of common stock, par value $0.001 per share, of which 10,814,338 shares were issued and outstanding.

The Authorized Shares Amendment would decrease the total number of authorized shares of our common stock by 75 million shares, to 25 million. The Authorized Shares Amendment would not change any of the current rights and privileges of our common stock or its par value and would not impact the total authorized number of shares of our preferred stock or the rights and privileges or par value of our preferred stock. Although the Authorized Shares Amendment would not limit our ability to use shares of our common stock for future corporate purposes (including paying future stock dividends, raising capital through common stock offerings, funding future employee benefit plan obligations and issuing common stock in acquisitions or other strategic transactions), it would decrease the number of authorized shares available for such purposes.

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment, and we will not independently provide our stockholders with any such rights.

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

The Board recommends a vote “FOR” the proposal to amend the Company’s Certificate of Incorporation to decrease the number of shares of our common stock authorized for issuance from 100,000,000 to 25,000,000
(the “Authorized Shares Amendment”).

BENEFICIAL OWNERSHIP OF SHARES

 The following table sets forth, as of April 11, 2013, the number of shares of our common stock beneficially owned by each of the following persons and groups and the percentage of the outstanding shares owned by each person and group including:  (i) each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and nominee; (iii) each of our NEO’s; and (iv) all of our current directors and executive officers as a group.

With respect to certain of the individuals listed below, we have relied upon information set forth in statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934.  Except as otherwise noted below, the address of each person identified in the following table is c/o Crexendo, Inc., 1615 South 52nd Street, Tempe, Arizona, 85281.

Name of Beneficial Owner	Shares Owned	Number of Outstanding Warrants and Options (1)	Total Beneficial Ownership (2)	Percent of Class Beneficially Owned

Goldman Capital Management, Inc.
220 East 42nd Street
New York, NY 10017	706,627	-	706,627	6.5%

Steven G. Mihaylo	4,840,000	235,702	5,075,702	46.9%
Todd Goergen	355,000	40,000	395,000	3.7%
Jeffrey Korn	21,500	53,119	74,619	*
Craig Rauchle	10,100	90,000	100,100	*
David Williams	10,000	40,000	50,000	*
Robert Kamm	5,000	45,000	50,000	*
Anil Puri	1,200	60,000	61,200	*
Doug Gaylor	-	43,118	43,118	*
David Krietzberg	-	78,945	78,945	*
Ron Vincent	-	5,207	5,207	*
Satish Bhagavatula	-	15,309	15,309	*
All current directors and executive officers as a group (11 persons)	5,242,800	706,400	5,949,200	55.0%

*	Less than one percent.

(1)	Reflects warrants or options that will be exercisable or vested, as the case may be, as of March 26, 2012, or within 60 days thereafter.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based upon 10,814,338 shares of common stock outstanding on April 11, 2013.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following April 11, 2013 are deemed outstanding.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based on a review of reports and representations submitted to us, all reports regarding beneficial ownership of our securities required to be filed under Section 16(a) for the year ended December 31, 2012 were timely filed, with the following exception: (1) a Form 4 reporting two transactions in the Company’s Common Stock, which were filed by Steven G. Mihaylo three days and five days after its due date. (2) a Form 4 reporting three transactions in the Company’s Common Stock, which were filed by Doug Gaylor, Ron Vincent and Satish Bhagavatula two days after its due date, following their appointment as Executive Officers. (3) a Form 4 reporting one transactions in the Company’s Common Stock, which were filed by Satish Bhagavatula seventy-two days after its due date.

____________________

PROPOSAL V
ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS
________________

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2012 executive compensation programs and policies and the compensation paid to the named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to help create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Shareholders are being asked to vote on the following resolution:

RESOLVED: that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation tables and the accompanying narrative, is hereby approved.

The Board recommends a vote “FOR” the executive compensation of our named executive officers as disclosed in this proxy statement.
__________________

PROPOSAL VI
ADVISORY APPROVAL OF THE FREQUENCY OF ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
__________________

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In formulating its recommendation, the Board considered that a triennial advisory vote on executive compensation i) complements our goal to create a compensation program that enhances long-term shareholder value through a program that is designed to motivate executives to achieve short-term and long-term corporate goals, and ii) will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with certain of our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.  Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board.  Please refer to “Communicating with the Board of Directors” in this Proxy Statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to Section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory approval votes of the compensation arrangements for our named executive officers.

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends shareholders vote“EVERY THREE YEARS”
for the frequency of advisory approval of the compensation of our named executive officers.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of each of our executive officers as of March 26, 2013 are set forth below:

Name	Age	Position
Steven G. Mihaylo	69	Chief Executive Officer and Chairman of the Board
David Krietzberg	57	Chief Administrative Officer
Jeff Korn	55	Chief Legal Officer
Doug Gaylor	47	Chief Operating Officer and President
Statish Bhagavatula	38	Chief Technology Officer
Ron Vincent	37	Chief Financial Officer

Steven G. Mihaylo – Biographical information for Mr. Mihaylo is set forth above under “Incumbent Directors.”

David Krietzberg – Mr. Krietzberg has served as our Chief Administrative Officer since 2009. Prior to joining our company, Mr. Krietzberg served as Chief Financial Officer of Mitel US, a subsidiary of Mitel Networks, Inc., a provider of voice, video and collaborative communications solutions, from August 2007 until August 2008, as Vice President of Finance and Chief Financial Officer of Inter-Tel from January 2000 until August 2007 and as Vice President of  Finance and Treasurer of Executone Information Systems, Inc., a manufacturer and distributor of voice processing and healthcare communications systems, from May 1985 until December 2000.  Mr. Krietzberg has extensive experience in operations management, strategic planning, financial management, building organizations and developing high performance teams. Mr. Krietzberg holds a masters of business administration degree in finance and a bachelors degree in accounting from Pace University.

Jeffrey G. Korn – Mr. Korn has served as our Chief Legal Officer since February 2009.  From 2002 until his appointment as Chief Legal Officer, Mr. Korn served as our General Counsel.  Prior to joining the company, Mr. Korn had a private consulting practice from 2001 until 2002 and before that, he served as General Counsel of ProsoftTraining, an internet training education and certification company which was previously listed on NASDAQ, from 1999 until 2001.  From 1983 until 1999, Mr. Korn was a partner in a Jacksonville, Florida, law firm, specializing in corporate matters and litigation. Mr. Korn has been an advisor to private venture firms, as well as a lecturer and a college instructor. Mr. Korn currently serves on several private, not-for-profit, charitable and educational boards.  Mr. Korn has a bachelors degree from the State University of New York at New Paltz and a juris doctorate degree from Stetson University College.

Doug Gaylor – Mr. Gaylor has served as our President and Chief Operating Officer (COO) since May 2012.  From 2009 until his appointment as President and Chief Operating Officer (COO), Mr. Gaylor served as our VP of sales. Prior to joining the Company, Mr. Gaylor held positions of increasing responsibility, culminating with the position of Sr. Vice President at Inter-Tel/Mitel, where he was originally hired in 1987. Mr. Gaylor was responsible for overseeing the sales efforts in the Western United States where he was ultimately responsible for the activities of approximately 200 representatives. Under his leadership, yearly sales for his region reached over $175,000,000 annually. Mr. Gaylor holds a bachelors degree in Communications from the University of Houston.

Satish Bhagavatula - Mr. Bhagavatula has served as our Chief Technology Officer (CTO) and Chief Information Officer (CIO) since May 2012.  From 2010 until his appointment as Chief Technology Officer (CTO) and Chief Information Officer (CIO), Mr. Bhagavatula served as Chief Architect of the Crexendo Telecommunications division.  Prior to joining the Company, Mr. Bhagavatula was co-founder and CTO of Tripware (Remotian Systems, Inc). Prior to that, he held positions of increasing responsibility at Inter-Tel/ Mitel culminating with the position of Chief Architect and Distinguished Engineer where Mr. Bhagavatula was involved with technology, architecture, product & project management and software development. Mr. Bhagavatula holds a B.Tech in Electrical Engineering from JNTU Kakinada, India and M.S in Computer Engineering from the University of Massachusetts, Lowell.

Ron Vincent – Mr. Vincent has served as our Chief Financial Officer since May 2012 after joining the Company in April 2012 as VP of Finance.  Prior to that, Mr. Vincent was an audit senior manager for Ernst & Young, LLP in Phoenix since 2005. Mr. Vincent supervised teams and managed client relationships for clients of all sizes; his experience included auditing various telecommunication and internet marketing service providers.  Prior to his employment with Ernst & Young, Mr. Vincent was an audit senior with Mukai, Greenlee & Company and John C. Todd II, P.C.  Mr. Vincent holds an MBA from the University of Phoenix and a bachelors degree in accounting/finance from Indiana University.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The overall objective of our executive compensation program is to help create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders.  Accordingly, our executive compensation program incorporates the following principles:

●	We believe that retaining experienced, competent, goal-oriented executives and minimizing executive turnover is in our stockholders’ best interests;
●	We believe that a portion of our executives’ compensation should be tied to measures of performance of our business as a whole and that such measures of performance should be non-discretionary;
●
We believe that a portion of our executives’ compensation should be tied to measures of performance within each executive’s specific job responsibilities and that those measures should be as non-discretionary as possible;

●	We believe that the interests of our executives should be linked with those of our stockholders through the risks and rewards of owning our common stock;
●	We believe that a meaningful portion of each executive’s bonus, long-term incentives, and merit increases will vary based upon individual performance;
●
We believe that each executive’s performance against corporate and individual objectives for the previous year should be periodically reviewed, and that the difficulty of achieving desired results in any particular year must be considered; and

●
We believe that we should consider the ability of each executive to support our long-term performance goals; as well as each executive’s ability to fulfill his or her management responsibilities and his or her ability to work with and contribute to our executive management team.

Executive Compensation Procedures

In conjunction with our efforts to achieve the executive compensation objectives and implement the underlying compensation principles described above, we follow the procedures described below:

Role of the Compensation Committee

The Compensation Committee periodically requests and receives survey data from our human resource department on the compensation levels and practices of companies that need executive officers with skills and experience similar to what we require, companies that are in the same or similar industries as us, and companies with market capitalizations and revenues similar to us.  In early 2011 we obtained information on compensation amounts paid to executive officers in the software and networking industry from an independent company that collects compensation information on thousands of companies in the United States and applies a data processing methodology to generate reports on compensation levels for executive officers within specified industries, company sizes and geographical locations.  The Compensation Committee uses this broad based survey information as a check on whether our compensation packages are consistent with current industry practices and are at a level that will enable us to attract and retain capable executive officers.  We did not retain the services of a compensation consulting firm in 2012 or 2011.

With respect to executives other than the Chief Executive Officer, the Compensation Committee seeks and receives recommendations from the Chief Executive Officer with respect to performance and appropriate levels of compensation.  The Committee does not request or accept recommendations from the Chief Executive Officer concerning his own compensation.

The Compensation Committee’s conclusions and recommendations on the compensation packages for our executive officers are based on the total mix of information from the sources described above, as well as the Committee Members’ general knowledge of executive compensation practices and their personal evaluations of the likely effects of compensation levels and structure on the attainment of our business and financial objectives.

Each year, our senior management prepares a business plan and establishes goals for our company. The Compensation Committee reviews, modifies (if necessary), occasionally sets, and ultimately approves these goals, which are then incorporated into the company’s business plan.  Periodically throughout the year, the Compensation Committee compares Company goals against actual circumstances and accomplishments. The Compensation Committee may revise the company’s goals and business plan if they determine that circumstances warrant.

The Compensation Committee relies on its judgment in making compensation recommendations and decisions after reviewing our company’s overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities within the company, and current compensation arrangements. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of one or more members of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-Employee Directors” for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Elements of our Compensation Programs: What our Compensation Programs are Designed to Award and Why We Choose Each Element

Elements of Compensation.   We implement the executive compensation objectives and principles described above through the use of the following elements of compensation, each of which is described in greater detail below:

●	Base Salary

●	Stock Option Awards

●	Retirement Benefits

●	Other Personal Benefits

The Compensation Committee evaluates overall compensation levels for each NEO in relation to other executives within our company and in relation to the NEO’s prior year compensation.  The Compensation Committee also considers competing offers made to NEOs, if any.  The Compensation Committee considers each element of compensation collectively with the other elements when establishing the various forms and levels of compensation for each NEO.  The Compensation Committee approves compensation programs which it believes are competitive with our peers, such that the combination of base pay and performance-based bonuses results in an aggregate rate of cash salary, bonus compensation, equity awards and other benefits for our NEOs within competitive market standards.

In determining long-term equity awards to executives, the Compensation Committee considers total equity awards available under the Plan, the number of equity awards to be granted to each executive in relation to other executives, the overall compensation objective for each executive, and the number and type of awards to executives in prior years.

Base Pay.  Base salaries of the NEOs are set at levels that the Compensation Committee believes are generally competitive with our market peers so as to attract, reward, and retain executive talent. The Compensation Committee may opt to pay higher or lower amounts depending on individual circumstances. The Compensation Committee sets the base pay of the Chief Executive Officer and the other NEOs after reviewing recommendations from our Chief Executive Officer.  Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors.  The table below summarizes base pay for our NEOs as of December 31, 2012:

Name	Base Pay	Position
Steven G. Mihaylo	$-	Chief Executive Officer and Chairman of the Board
David Krietzberg	$225,000	Chief Administrative Officer
Jeff Korn	$210,000	Chief Legal Officer
Doug Gaylor	$200,000	Chief Operating Officer and President
Statish Bhagavatula	$180,000	Chief Technology Officer
Ron Vincent	$125,000	Chief Fiancial Officer

Stock Option Awards.   The Compensation Committee grants discretionary, long-term equity awards to our NEOs under the Plan. These awards have historically been in the form of stock options. The Compensation Committee believes that stock option awards align the interests of NEOs with the interests of our stockholders and will incentivize the NEOs to provide stockholder value.  The Compensation Committee believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and stockholder interests. In making awards under the Plan, the Compensation Committee considers grant size. Options vest only to the extent that the NEO remains a company employee through the applicable vesting dates, typically monthly over four years. We believe the four-year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance.

We have granted stock options to our NEOs with an exercise price equal to the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of our common stock on the date of grant.  Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with us until the vesting date.

In granting stock options to the NEOs, we also consider the impact of the grant on our financial performance, as determined in accordance with accounting guidance. For share-based equity awards, we record expense in accordance with accounting guidance. The amount of expense we record pursuant to accounting guidance may vary from the corresponding compensation value we use in determining the amount of the awards.

Retirement and Other Personal Benefits.   All of our NEOs receive similar retirement and other personal benefits.  We sponsor the Crexendo, Inc. Retirement Savings Plan (the “401(k) Plan”) for eligible employees.  Our NEOs participate in the 401(k) Plan. The 401(k) Plan is a broad-based, tax-qualified retirement plan under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions, subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”).  We make matching contributions under the 401(k) Plan on behalf of eligible participants, including the NEOs, at the rate of 100% of the first one percent and 50% of each additional percentage of each participating NEO’s salary up to a six percent deferral, with a two-year vesting schedule for the matched portion. Matching contributions are not subject to non-discrimination requirements imposed by the Code. The 401(k) Plan is intended to help us attract and retain qualified executives through the offering of competitive employee benefits. We do not maintain any other pension or retirement plans for the NEOs.

We provide other traditional benefits and limited perquisites to our NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table.  The Compensation Committee believes that these benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation”, are reasonable, competitive, appropriate, and consistent with our overall executive compensation program. Other than our company’s contributions to the 401(k) Plan, these benefits consist principally of employer-paid premiums on health insurance, personal automobile reimbursements, and mobile phone communications charges.

Compensation of Steven G. Mihaylo, Chief Executive Officer.  Mr. Mihaylo is primarily responsible for investor relations activities and the general management of our NEOs.  Mr. Mihaylo does not receive a base salary.  Mr. Mihaylo does not participate in any non-equity incentive plans, but is eligible to receive stock option awards or other equity compensation.  The Compensation Committee believes Mr. Mihaylo’s interests are directly aligned with the interests of our stockholders because of Mr. Mihaylo’s significant equity holdings in our company and his eligibility to participate in stock option awards or other equity compensation.

Compensation of David Krietzberg, Chief Administrative Officer.  Mr. Krietzberg has general responsibility for our new strategic initiatives, administrative functions, customer service and product fulfillment functions.  Mr. Krietzberg receives a base salary similar to the other NEOs.  Mr. Krietzberg also receives retirement and other personal benefits similar to the other NEOs.  Mr. Krietzberg receives stock options or other equity compensation similar to Bhagavatula, Gaylor, Korn and Vincent.

Compensation of Ronald Vincent, Chief Financial Officer.  Mr. Vincent has general responsibility for our accounting, finance, and human resource functions.  Mr. Vincent receives a base salary similar to the other NEOs.  Mr. Vincent also receives retirement and other personal benefits similar to the other NEOs.  Mr. Vincent receives stock options or other equity compensation similar to Messrs. Krietzberg, Gaylor, Bhagavatula and Korn.

Compensation of Doug Gaylor, President and Chief Operating Officer.  Mr. Gaylor has general responsibility for our operations.  Mr. Gaylor receives a base salary similar to the other NEOs.  Mr. Gaylor also receives retirement and other personal benefits similar to the other NEOs.  Mr. Gaylor receives stock options or other equity compensation similar to Messrs. Krietzberg, Vincent, Korn and Bhagavatula.

Compensation of Satish Bhagavatula, Chief Technology Officer.  Mr. Bhagavatula has general responsibility for our technology and product development.  Mr. Bhagavatula receives a base salary similar to the other NEOs.  Mr. Bhagavatula also receives retirement and other personal benefits similar to the other NEOs.  Mr. Bhagavatula receives stock options or other equity compensation similar to Messrs. Krietzberg, Vincent, Gaylor and Korn.

Compensation of Jeffrey G. Korn, Chief Legal Officer.  Mr. Korn has general responsibility for our regulatory and legal compliance.  Mr. Korn receives a base salary similar to the other NEOs.  Mr. Korn also receives retirement and other personal benefits similar to the other NEOs.  Mr. Korn receives stock options or other equity compensation similar to Messrs. Krietzberg, Vincent, Gaylor and Bhagavatula.

Deductibility of Executive Compensation.   Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to its chief executive officer during a tax year or to any of its three other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the stockholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.  We do not have a stockholder approved non-equity incentive compensation plan.  As a result, all bonus amounts paid to the NEOs do not constitute qualified performance-based compensation for purposes of Code Section 162(m).  For the year ended December 31, 2012, the compensation paid to the NEOs did not exceed the limitations imposed by Code Section 162(m).

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our NEOs for the year ended December 31, 2012 (marked as “2012” in the year column), and for the year ended December 31, 2011 (marked as “2011” in the year column).

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan	All Other Compensation	Total Compensation
Steven Mihaylo (7)	2012	$-	$-	$338,200	$-	$-	$338,200
Chief Executive Officer	2011	$9,788	$-	$452,370	$-	$6,627	$468,785

Ronald Vincent (6)	2012	$93,750	$15,000	$35,600	$-	$6,567	$150,917
Chief Financial Officer	2011	$-	$-	$-	$-	$-	$-

Jonathan Erickson (5)	2012	$105,000	$32,500	$25,365	$-	$7,342	$170,207
Former Chief Financial Officer	2011	$185,577	$-	$66,525	$-	$21,829	$273,931

Doug Gaylor (8)	2012	$199,702	$-	$113,475	$-	$13,954	$327,131
Chief Operating Officer & President	2011	$-	$-	$-	$-	$-	$-

Clint Sanderson (2)	2012	$33,846	$-	$-	$-	$1,364	$35,210
Former Chief Operating Officer & President	2011	$277,885	$-	$133,050	$-	$28,322	$439,257

Satish Bhagavatula (9)	2012	$162,477	$-	$89,090	$-	$13,720	$265,287
Chief Technology Officer	2011	$-	$-	$-	$-	$-	$-

David Krietzberg (3)	2012	$225,000	$-	$33,820	$-	$12,778	$271,598
Chief Administrative Officer	2011	$217,062	$-	$66,525	$-	$17,806	$301,393

Jeffrey Korn (4)	2012	$210,000	$-	$33,820	$-	$13,037	$256,857
Chief Legal Officer	2011	$210,000	$-	$66,525	$-	$17,345	$293,870

(1)
The amounts shown in the “Stock Awards” and “Option Awards” column represent the aggregate grant date fair value of the options and restricted stock units granted to the NEOs, computed in accordance with accounting guidance.  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  The assumptions used in the calculation of these amounts are included in notes to our consolidated financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2012.

(2)
At December 31, 2011 Mr. Sanderson was serving in the position as President and Chief Operating Officer.  Mr. Sanderson’s service in that position ended on January 31, 2012. All other compensation for Mr. Sanderson consists of an automobile allowance of $10,800 for the year ended December 31, 2011.  The remainder of all other compensation for Mr. Sanderson consists primarily of matching contributions to the 401(k) Plan, and other miscellaneous benefits, none of which exceeded $10,000.

(3)	All other compensation for Mr. Krietzberg consists primarily of matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.
(4)	All other compensation for Mr. Korn consists primarily of matching contributions to the company’s 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.
(5)	All other compensation for Mr. Erickson consists primarily of matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.
(6)	All other compensation for Mr. Mihaylo consists of subsidized health insurance premiums of $6,627 for the year ended December 31, 2011.
(7)	All other compensation for Mr. Vincent consists primarily of matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.
(8)	All other compensation for Mr. Gaylor consists primarily of matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.
(9)	All other compensation for Mr. Bhagavatula consists primarily of matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2012

The table below provides information on the holdings of stock options by the NEOs as of December 31, 2012.

	Option Awards					Stock Awards

Name	Number of Securities of Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Unites or Other Rights That Have Not Vested ($)
Steven Mihaylo	81,237	18,763	(3)	$7.69	9/8/2019
	20,830	49,492	(1)	$3.30	7/16/2020
	67,280	102,720	(2)	$5.90	5/17/2021
	29,172	162,506	(5)	$4.08	3/1/2022

Ronald Vincent	3,645	21,355	(6)	$3.55	5/15/2022

Doug Gaylor	7,915	2,085	(7)	$7.12	10/26/2019
	6,041	3,959	(1)	$3.30	7/16/2020
	9,894	15,106	(2)	$5.90	5/17/2021
	4,686	20,314	(5)	$4.08	3/1/2022
	7,290	42,710	(6)	$3.55	5/15/2022

Satish Bhagavatula	2,500	2,500	(1)	$3.30	7/16/2020
	1,979	3,021	(2)	$5.90	5/17/2021
	2,812	12,188	(5)	$4.08	3/1/2022
	3,645	21,355	(6)	$3.55	5/15/2022
	-	25,000	(9)	$2.45	12/11/2022

David Krietzberg	43,743	6,257	(8)	$6.39	6/22/2019
	15,101	9,899	(1)	$3.30	7/16/2020
	9,894	15,106	(2)	$5.90	5/17/2021
	3,749	16,251	(5)	$4.08	3/1/2022

Jeffrey Korn	19,163	837	(4)	$3.49	2/10/2019
	15,101	9,899	(1)	$3.30	7/16/2020
	9,894	15,106	(2)	$5.90	5/17/2021
	3,749	16,251	(5)	$4.08	3/1/2022

(1)	Remaining unexercisable options vest ratably on a monthly basis through July 16, 2014.
(2)	Remaining unexercisable options vest ratably on a monthly basis through May 17, 2015.
(3)	Remaining unexercisable options vest ratably on a monthly basis through September 8, 2013.
(4)	Remaining unexercisable options vest ratably on a monthly basis through February 10, 2013.
(5)	Remaining unexercisable options vest ratably on a monthly basis through March 1, 2016.
(6)	Remaining unexercisable options vest ratably on a monthly basis through May 15, 2016.
(7)	Remaining unexercisable options vest ratably on a monthly basis through October 26, 2013.
(8)	Remaining unexercisable options vest ratably on a monthly basis through June 22, 2013.
(9)	Remaining unexercisable options vest ratably on a monthly basis through December 11, 2016

OPTION EXERCISES AND STOCK VESTED

The following tables presents information about the exercise of Stock Options by NEOs during the year ended December 31, 2012.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Jonathan Erickson	28,120	$7,048
Clint Sanderson	48,547	$6,475
Steven Mihaylo	63,000	$(2,441)

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our common stock that was issuable upon the exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted-average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)
	(a)	(b)	(C)
Equity Compensation Plans Approved By Securities Holders	1,738,860	$4.61	653,224	(1)
Equity Compensation Plans Not Approved By Securities Holders	-	-	-
Total	1,738,860	$4.61	653,224

(1)
During the three months ended March 31, 2013, 27,474 stock options were forfeited by employees and 620,000 options were granted to directors and employees.  Consequently, as of March 31, 2013, we had 60,698 shares of our common stock available for issuance under the Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Acceleration of Vesting of Options and Other Stock Awards upon Change in Control.   All outstanding stock options awarded to the NEOs become fully vested upon a “change in control,” without regard to whether the NEO terminates employment in connection with or following the change in control.

If a change in control results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an excess parachute payment under Code Section 280G equal to the value of such acceleration which is in excess of the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control.  An NEO would be subject to a 20% excise tax under Code Section 4999 on any such excess parachute payment and we would be unable to deduct the excess parachute payment.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006, the Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our independent registered public accounting firm relating to such firm’s judgments about the quality of our accounting policies and practices, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of such firm’s services and activities.  Currently the Audit Committee is comprised of Goergen, Kamm and Williams.  Our Board has determined that each of these persons is independent.  The Audit Committee Charter is in compliance with all regulatory requirements, and is published on our website.

Our management has the primary responsibility for our financial statements as well as our financial reporting process, policies and internal controls.  Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the fair presentation of such financial statements in accordance with U.S. generally accepted accounting principles.   Our Audit Committee is responsible for, among other things, reviewing the results of the audit engagement with our independent registered public accounting firm; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of our independent registered public accounting firm; reviewing the fees of such firm; and recommending the engagement of our independent registered public accounting firm to the full Board.

In this context, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2012 with management and our independent registered public accounting firm.  The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.  In addition, the Audit Committee received written confirmation, in accordance with standards of the Public Company Accounting Oversight Board, and discussed with our independent registered public accounting firm their independence from our company.  The Audit Committee has also considered whether such firm’s provision of non-audit services to us is compatible with maintaining such firm’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession.  In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management of and by our independent registered public accounting firm.  As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, policies and internal controls, that our financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm meets the standards for auditor independence.

Based on the review and discussions above, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Members of the Audit Committee

David Williams, Chairman
Todd Goergen
Anil Puri

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report on Form 10-K for the year ended December 31, 2012 is enclosed herewith.  Additional copies of such report are available, without charge, upon request. For additional copies please write to 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations, telephone: (602) 714-8500.

Additional Materials

A copy of this proxy statement has been filed with the SEC.  You may read and copy this proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this proxy statement by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the company, that file electronically with the SEC. The address of the SEC’s Internet website is www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2012 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2012 annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this proxy statement and annual report, now or in the future, should submit this request by writing to Crexendo, Inc., 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2012 annual report may be viewed online at www.crexendo.com under the Investors tab, SEC Filings. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals for Action at Our Next Annual Meeting

Any stockholder who wishes to present any proposal for stockholder action at the 2014 annual meeting of stockholders must send the proposal to our Secretary.  The proposal must be received by our Secretary, at our offices, no later than December 10, 2013 in order to be included in our proxy statement.  Such proposals should be addressed to the Corporate Secretary, Crexendo, Inc., 1615 South 52nd Street, Tempe, AZ, 85281.  If a stockholder proposal is introduced at the 2014 annual meeting of stockholders without any discussion of the proposal in our proxy statement, and the stockholder does not notify us on or before 45 days before the date the proxy is mailed or sent, as required by SEC Rule 14a-4(c)(1), of the intent to raise such proposal at the annual meeting of stockholders, then proxies received by us for that annual meeting will be voted by the persons named in such proxies in their discretion with respect to such proposal.  Notice of such proposal is to be sent to the above address.

Other Matters

As of the date of this statement, our Board does not intend to present and has not been informed that any other person intends to present a matter for action at the meeting other than as set forth herein and in the Notice of Meeting.  If any other matter properly comes before the meeting, the holders of proxies will vote the shares represented by them in accordance with their best judgment.

* * *

By Order of the Directors /s/ Jeffrey G. Korn Jeffrey G. Korn, Secretary Dated: April 29, 2013

CREXENDO, INC. ® THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2013 AT 2PM
CONTROL ID:
REQUEST ID:

The undersigned stockholder of CREXENDO, INC. hereby appoints Steven G. Mihaylo and Jeffrey G. Korn, and each of them, proxies with full power of substitution to act for and on behalf of the undersigned and to vote all stock outstanding in the name of the undersigned as of the close of business on April 11, 2013, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders (“Meeting”) to be held Wednesday, June 10, 2013, at our Corporate Headquarters located at 1615 South 52nd Street, Tempe, AZ, 85281 commencing at 2:00 p.m. (local time), and at any and all adjournments or postponements thereof, upon all matters properly coming before the Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/EXE
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF CREXENDO, INC. ®			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	WITHOLD ALL	FOR ALL EXCEPT
	election of the following persons to serve as class II directors of the company, to serve for TWO years or until their successors are duly elected and qualified		☐	☐
	Anil Puri Class II - 2015				☐
	Craig Rauchle Class II - 2015				☐	CONTROL ID:
	Robert Kamm Class II - 2015				☐	REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN
	Approve the 2013 Long-Term Incentive Plan (the “Plan”).		☐	☐	☐
Proposal 3		à	FOR	AGAINST	ABSTAIN
	Ratification of appointment of Deloitte & Touche, LLP as the company’s independent registered public accounting firm.		☐	☐	☐
Proposal 4		à	FOR	AGAINST	ABSTAIN
	Decrease the authorized number of shares of our common stock from 100,000,000 to 25,000,000.		☐	☐	☐
Proposal 5		à	FOR	AGAINST	ABSTAIN
	Advisory approval of the compensation of the Company’s named executive officers		☐	☐	☐
Proposal 6		à	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	Advisory approval of the frequency ofadvisory approval of the compensation of the Company’s named executive officers		☐	☐	☐	☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

The Board of Directors Recommends a vote for each of the Directors in Proposal 1, a FOR vote for proposal 2, 3, 4 and 5 and a vote for 3 years on proposal 6.

This proxy, when properly executed, will be voted in the manner directed herein.  If no designation (i.e. “For,” “Withheld,” “Against” or “Abstain”) is made, the proxies named on the reverse side hereof intend to vote the shares to which this proxy relates “For” each of the director nominees identified above and “For” Item 2.  The proxies will vote in their discretion on any other matters properly coming before the Annual Meeting of Stockholders.  The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)